Exhibit 99.1

For Immediate Release	Press Release

Contact:	Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Ph: 919-287-7895
Fax: 919-313-5615
Email: raiford_garrabrant@cree.com

Cree Reports Financial Results for the First Quarter of Fiscal Year 2008

DURHAM, N.C., October 18, 2007 – Cree, Inc. (Nasdaq: CREE), a market-leading innovator of semiconductors that enhance the value of solid-state lighting, power and communications products, today announced revenue of $113.4 million for its fiscal first quarter ended September 23, 2007.  This represents a 2% increase compared to the fiscal fourth quarter and a 9% increase compared to revenue of $103.9 million reported one year ago.  GAAP net income for the first quarter was $12.7 million, or $0.15 per diluted share, compared to net income of $13.3 million or $0.17 per diluted share for the first quarter of fiscal 2007.

The remainder of this press release highlights the company’s financial results on both a GAAP and a non-GAAP basis.  The GAAP results include certain costs, charges, gains and losses which are excluded from non-GAAP results.  By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the company’s performance, core results and underlying trends.  Cree’s management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release.  Non-GAAP results are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP.  Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

GAAP EPS of $0.15 per diluted share includes a benefit of $3.9 million, net of tax, or $0.05 per diluted share due to certain items.  These items consist of a gain from the sale of marketable securities of $0.12 per diluted share, offset by amortization of acquired intangibles of $0.03 per diluted share, stock based compensation expense of $0.03 per diluted share and property tax expense adjustments of $0.01 per diluted share.  On a non-GAAP basis, adjusted to exclude these items, net income for the first quarter of fiscal 2008 was $8.8 million, or $0.10 per diluted share.  On a non-GAAP basis, adjusted to exclude similar items as in fiscal 2008, net income for the first quarter of fiscal 2007 was $15.6 million, or $0.20 per diluted share.

“We got off to a good start in Q1, as Cree again delivered financial results that were in line with our previously announced targets,” stated Chuck Swoboda, Cree chairman and CEO.  “The LED business expanded both quarter-over-quarter and year-over-year, led by our XLamp® LED product line, and we made good strides increasing our capacity for these products during the quarter.  Overall, we believe our strategy to increase sales by growing our LED component product lines while maintaining the current level of LED chip sales is on track.  As we look ahead, we think our business will grow as the LED Lighting Revolution continues to gain momentum.”

Recent Business Highlights:

➢
Announced plans to triple white XLamp LED manufacturing capacity by expanding production at our COTCO facility in China.  This initiative is part of Cree’s strategy to accelerate the adoption of LED lighting in China and to build momentum for the LED lighting revolution worldwide.

➢
Demonstrated continued leadership in the development of lighting-class LEDs by achieving light output of more than 1,000 lumens – an amount equivalent to the output of a standard household light bulb – from a single LED in our R&D labs.

➢
Achieved the highest announced efficacy from a high-power LED in R&D.  The results, which have been verified by the National Institute of Standards (NIST), confirmed that the cool-white (5,813 K) LED achieved 129 lumens per watt efficacy and the warm white (2,950 K) LED achieved 99 lumens per watt efficacy.

➢
Expanded the existing patent cross license agreements with Nichia, and announced that Cree and Nichia have agreed to resolve any future patent disputes involving products of either company, or any affiliate in which it owns a controlling interest, through a process that eliminates any potential impact on customers.

Q1 Financial Metrics:

➢	Gross margin was 31% of revenue.

➢	Results included an investment gain of $14.1 million, $10.8 million net of tax, associated with Color Kinetics being acquired by Royal Philips Electronics.

➢	Cash flow from operations was $25.6 million.

➢	Cash and investments increased $38.2 million to $332.5 million.

Business Outlook:

For its second quarter of fiscal 2008 ending December 30, 2007, Cree currently targets revenue in a range of $115 million to $119 million with GAAP earnings of $0.03 to $0.05 per diluted share and non-GAAP earnings of $0.10 to $0.12 per diluted share, based on 87 million diluted shares.  Targeted non-GAAP earnings exclude expenses related to the amortization of acquired intangibles of $3.0 million, net of tax, and stock based compensation expense of $3.3 million, net of tax.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the fiscal first quarter 2008 results and the fiscal second quarter 2008 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Cree’s website at www.cree.com and go to “Investor Relations — Overview” for webcast details. The call will be archived and available on the website through November 1, 2007.

Supplemental financial information, including the non-GAAP reconciliation discussed below, is available in the “Investor Relations” section of Cree’s website, under “Financial Metrics,” “Quarter ending September 23, 2007” at http://www.cree.com/investor/metrics.htm.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors and devices that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products. Cree drives its increased performance technology into multiple applications, including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting-fixture makers to defense-related federal agencies.Cree’s product families include blue and green LED chips, lighting LEDs, LEDs for backlighting, power-switching devices and radio-frequency/wireless devices. For additional product specifications please refer to www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LED chips and packaged products; our ability to lower costs; potential changes in demand; increasing price competition in key markets; the risk that, due to the complexity of our manufacturing processes and transition of production to larger wafers, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp-up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with our recent acquisition; risks associated with on-going litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 24, 2007, and subsequent reports filed with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree, the Cree logo and XLamp are registered trademarks of Cree, Inc.

CREE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended
	9/23/2007	9/24/2006
	(Unaudited)	(Unaudited)

Product revenue	$105,963	$97,418
Contract revenue	7,423	6,492
Total revenue	113,386	103,910

Cost of product revenue	72,580	55,873
Cost of contract revenue	6,066	5,137
Total cost of revenue	78,646	61,010

Gross margin	34,740	42,900

Operating expenses:
Research and development	12,777	14,366
Sales, general and administrative	18,164	11,946
Amortization of acquisition related intangibles	4,048	-
Loss on disposal or impairment of long-lived assets	734	97
Total operating expenses	35,723	26,409

Operating (loss) income	(983)	16,491

Non-operating income:
Gain (loss) on sale of investments, net	14,117	(1)
Other non-operating income	12	-
Interest income, net	3,715	3,866
Income from continuing operations before income taxes	16,861	20,356

Income tax expense	3,994	6,989
Net income from continuing operations	12,867	13,367

Loss from discontinued operations, net of related tax effect	(154)	(77)
Net income	$12,713	$13,290

Diluted earnings per share:
Income from continuing operations	$0.15	$0.17
Loss from discontinued operations	$(0.00)	$(0.00)
Net income	$0.15	$0.17

Weighted average shares of common
stock outstanding, basic	84,683	77,061

Weighted average shares of common
stock outstanding, diluted	86,566	78,039

CREE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	9/23/2007
	(Unaudited)	6/25/2007
Assets:
Current assets:
Cash, cash equivalents and short term investments	$253,288	$242,655
Accounts receivable, net	86,058	79,668
Inventory, net	64,740	71,068
Income taxes receivable	10,763	7,947
Deferred income taxes	19,939	23,573
Prepaid expenses and other current assets	10,814	8,920
Assets of discontinued operations	150	301
Total current assets	445,752	434,132

Property and equipment, net	364,685	372,345
Long-term investments held to maturity	79,185	68,363
Intangible assets, net	92,893	96,138
Goodwill	144,332	141,777
Other assets	3,247	3,475
Total assets	$1,130,094	$1,116,230

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable, trade	$31,521	$32,940
Accrued salaries and wages	10,258	10,241
Income taxes payable	5,551	4,504
Other current liabilities	6,965	6,259
Liabilities of discontinued operations	515	505
Total current liabilities	54,810	54,449

Long-term liabilities:
Deferred income taxes	36,499	38,758
Contingent tax reserves	5,792	5,792
Other long-term liabilities	149	129
Long-term liabilities of discontinued operations	1,014	1,103
Total long-term liabilities	43,454	45,782

Shareholders' Equity:
Common stock	106	106
Additional paid-in-capital	725,595	713,778
Comprehensive income	1,163	9,826
Retained earnings	304,966	292,289
Total shareholders' equity	1,031,830	1,015,999
Total liabilities and shareholders' equity	$1,130,094	$1,116,230

CREE, INC.
Reconciling Items to Q1 Financial Statements - GAAP to Non-GAAP
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended				Three Months Ended
	September 23, 2007				September 24, 2006
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Product revenue	$105,963	$-		$105,963	$97,418	$-		$97,418
Contract revenue	7,423	-		7,423	6,492	-		6,492
Total revenue	113,386	-		113,386	103,910	-		103,910

Cost of product revenue	72,580	(914)	(a)	71,666	55,873	(1,207)	(a)	54,666
Cost of contract revenue	6,066	-		6,066	5,137	-		5,137
Total cost of sales	78,646	(914)		77,732	61,010	(1,207)		59,803

Gross margin	34,740	914		35,654	42,900	1,207		44,107
Gross margin percentage	31%			31%	41%			42%

Operating expenses:
Research and development	12,777	(897)	(a)	11,880	14,366	(1,123)	(a)	13,243
Sales, general and administrative	18,164	(3,164)	(a)(b)	15,000	11,946	(1,377)	(a)	10,569
Amortization of acquisition related intangibles	4,048	(4,048)	(c)	-	-	-		-
Loss on disposal of assets	734	-		734	97	-		97
Total operating expenses	35,723	(8,109)		27,614	26,409	(2,500)		23,909

Operating (loss) income	(983)	9,023		8,040	16,491	3,707		20,198

Non-operating income:
Gain (loss) on investments in securities	14,117	(14,117)	(d)	-	(1)			(1)
Other non-operating income	12	-		12	-	-		-
Net interest income	3,715	-		3,715	3,866	-		3,866
Income from continuing operations before income taxes	16,861	(5,094)		11,767	20,356	3,707		24,063

Income tax expense	3,994	(1,206)	(e)	2,788	6,989	1,355	(f)	8,344
Net income from continuing operations	12,867	(3,888)		8,979	13,367	2,352		15,719

Loss from discontinued operations, net of related tax	(154)	-		(154)	(77)	-		(77)
Net income	$12,713	$(3,888)		$8,825	$13,290	$2,352		$15,642

Earnings per diluted share:
From continuing operations	$0.15	$(0.05)		$0.10	$0.17	$0.03		$0.20
From discontinued operations	$(0.00)	$-		$(0.00)	$(0.00)	$-		$(0.00)
From net income	$0.15	$(0.05)		$0.10	$0.17	$0.03		$0.20

Weighted average shares of common
stock outstanding, basic	84,683	-		84,683	77,061	-		77,061

Weighted average shares of common
stock outstanding, diluted	86,566	-		86,566	78,039	-		78,039

(a) Non-cash stock-based compensation expense of $914,00 in costs of product revenue, $897,000 in research and development and $1.4 million in sales, general and administrative for the three months ended September 23, 2007 and $1.2 million in costs of product revenue, $1.1 million in research and development and $1.4 million in sales, general and administrative for the three months ended September 24, 2006.

(b) Personal property assessment of $1.7 million related to the audit of our 2002 through 2007 property tax returns.

(c) Amortization expense of $4.0 million recognized on intangible assets resulting from prior year acquisitions.

(d) Gain on the sale of 500,000 shares of Color Kinetics Corporation common stock.

(e) Tax effects of $768,000 for non-cash stock based compensation, $959,000 million related to amortization expense of prior year acquisitions, $3.3 million related to the sale of Color Kinetics common stock and $410,000 related to the audit of our 2002 through 2007 personal property tax returns.

(f) Tax effect related to non-cash stock-based compensation expense and the change in the valuation allowance due to changes in the fair market value of Color Kinetics common stock.